EXHIBIT 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel

December 9, 2020

Cosan S.A.

Avenida Brigadeiro Faria Lima, 4,100 – 16th floor

São Paulo – SP, 04538-132, Brazil

Ladies and Gentlemen:

We are acting as counsel to Cosan S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil pursuant to section 104B of the Bermuda Companies Act 1981 (the “Company”), in connection with the preparation of the registration statement on Form F-4 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s common shares, including American depositary shares representing the Company’s common shares, to be offered in connection with the merger of Cosan Limited into Cosan S.A. The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined original or copies, certified or otherwise identified to our satisfaction, of such documents and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.We have participated in the preparation of the discussion in the Prospectus under the caption “Material Tax Considerations—Material U.S. Federal Income Tax Considerations.”  Subject to the assumptions, limitations and qualifications set forth therein, we hereby confirm that it is our opinion that the discussion therein sets forth the material U.S. federal income tax consequences of the merger to holders of CZZ Shares, as each such term is defined in the Prospectus.We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Material Tax Considerations” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Davis Polk & Wardwell LLP